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Damon Elder
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Griffin-American Healthcare REIT II Acquires
Spokane Integrated Medical Plaza for $33 Million

SPOKANE, Wash. (Feb. 7, 2012) – Griffin-American Healthcare REIT II (formerly known as Grubb & Ellis Healthcare REIT II) announced today that it has acquired Spokane Integrated Medical Plaza for a purchase price of $32.5 million. The acquisition expands the size of the company’s portfolio to 71 buildings valued at approximately $663 million, based on purchase price. The company has completed acquisitions totaling more than $224.1 million since the start of 2012.

Located at 601 W. Fifth Ave. in the midst of a flourishing medical corridor, Spokane Integrated Medical Plaza is adjacent to the 388-bed Deaconess Medical Center, one block east of Shriner’s Hospital for Children, and one-half-mile west of the 644-bed Providence Sacred Heart Medical Center & Children’s Hospital and St. Luke’s Rehabilitation Institute.

“Spokane Integrated Medical Plaza is strategically located between two hospitals and in the midst of a thriving medical community,” said Danny Prosky, president and chief operating officer. “It is nearly fully leased to two creditworthy tenants, generates excellent net operating income, and is in superb physical condition. We couldn’t be more pleased to add this exceptional facility to Griffin-American Healthcare REIT II’s nationwide portfolio of clinical healthcare real estate.”

Built in 2004, the five-story medical office building totals approximately 96,000 square feet and is 97 percent leased to two tenants, a wholly owned subsidiary of Community Health Systems, one of the largest publicly-traded hospital companies in the United States, and Northwest Orthopaedic Specialists, the largest orthopaedic group in the Inland Northwest. A variety of medical services are provided at Spokane Integrated Medical Plaza, including: diagnostic and physical therapy, sports medicine, spinal surgery, orthopaedic surgery and diagnostics, as well as general surgery.

Spokane Integrated Medical Plaza was acquired from Medistar Spokane Medical Center LLC, an unaffiliated third party represented by Philip J. Camp and Jay Miele of Hammond Hanlon Camp LLC.

Griffin-American Healthcare REIT II financed the acquisition through the assumption of $14.5 million of existing debt, $19 million in borrowings under its line of credit with KeyBank, as well as net cash proceeds received from its offering.

As of Sept. 30, 2011, the company’s property portfolio was 97 percent leased with a weighted average remaining lease term of approximately ten years and leverage of 25.6 percent.

Griffin-American Healthcare REIT II has sold approximately 49,142,228 shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $490,386,000 through its initial public offering, as of Jan. 27, 2012.

About Griffin-American Healthcare REIT II, Inc. (formerly known as Grubb & Ellis Healthcare REIT II)
Griffin-American Healthcare REIT II, Inc. is a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. The REIT is co-sponsored by American Healthcare Investors LLC and Griffin Capital Corporation. Griffin Capital Securities, Inc., member FINRA/SIPC, is the dealer manager for the offering. Griffin-American Healthcare REIT II currently owns in excess of $630 million in assets, based on purchase price, and is seeking to raise up to approximately $3.0 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings, skilled nursing facilities, hospitals, and assisted living facilities. For more information regarding Griffin-American Healthcare REIT II, please visit www.HealthcareREIT2.com.

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This release contains certain forward-looking statements with respect to whether the medical community that Spokane Integrated Medical Plaza is located in will continue to thrive, whether the property’s tenants continue to be creditworthy, whether the property will continue to generate excellent net income and whether the property will be able to continue to maintain its superb physical condition. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our strength and financial condition and uncertainties relating to the financial strength of Spokane Integrated Medical Plaza and its tenants; uncertainties relating to the local economy of Spokane, Washington; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of recent healthcare legislation; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS.

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